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                                                                    EXHIBIT 99.3

                               OFFER TO EXCHANGE
               8 3/4% SERIES C SENIOR SUBORDINATED NOTES DUE 2003
                          FOR ANY AND ALL OUTSTANDING
               8 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2003
                                       OF
                         CANANDAIGUA WINE COMPANY, INC.



TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

     We are enclosing herewith the material listed below relating to the offer by Canandaigua Wine Company, Inc., a Delaware corporation (the "Company") to exchange its 8 3/4% Series C Senior Subordinated Notes due 2003 (the "Exchange Notes"), for a like principal amount of its issued and outstanding 8 3/4% Series B Senior Subordinated Notes due 2003 (the "Old Notes") pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the Company's Prospectus, dated __________, 199__, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

     The Exchange Offer provides a procedure for holders to tender the Old Notes by means of guaranteed delivery.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on ______________, 199__, unless extended (the "Expiration Date"). Tendered Old Notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date, if such Old Notes have not previously been accepted for exchange pursuant to the Exchange Offer.

     Based on interpretations of the staff of the Securities and Exchange Commission (the "SEC"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the Exchange Notes in its ordinary course of business, such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such
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Exchange Notes.  The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the date of the Prospectus, it will make the Prospectus and any amendments or supplements thereto required for compliance with the Securities Act available to any broker-dealer for use in connection with any such resale.

     THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OLD NOTES BEING TENDERED.

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided in the Prospectus.

     THE COMPANY RESERVES THE RIGHT NOT TO ACCEPT TENDERED OLD NOTES FROM ANY TENDERING HOLDER IF THE COMPANY DETERMINES, IN ITS SOLE AND ABSOLUTE DISCRETION, THAT SUCH ACCEPTANCE COULD RESULT IN A VIOLATION OF APPLICABLE SECURITIES LAWS.

     For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

          1.   Prospectus dated _____________, 199__;

          2.   Letter of Transmittal;

          3.   Notice of Guaranteed Delivery;

          4. Instruction to Registered Holder and/or DTC Participant from Beneficial Owner;

          5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer; and

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 of the Internal Revenue Service (attached to Letter of Transmittal).

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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from the Exchange Agent, Harris Trust and Savings Bank c/o Harris Trust Company of New York, at the telephone number set forth below:

                              Telephone:  212-701-7624


                              Very truly yours,



                              Canandaigua Wine Company, Inc.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CANANDAIGUA WINE COMPANY, INC. OR HARRIS TRUST AND SAVINGS BANK C/O HARRIS TRUST COMPANY OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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